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                  AGREEMENT TERMS AND CONDITIONS


     The contents of this Agreement, dated October 27, 1997, constitute the terms and conditions governing this AGREEMENT between ImageMatrix Corporation ("IMCX") and Treuhand, Inc.
("Treuhand") and Blair William McNea ("McNea").

     WHEREAS IMCX is a publicly held company in the business of providing software for the health insurance and managed care industry;

     WHEREAS, Treuhand is in the business of consulting for publicly held companies seeking to raise money in the private and public capital markets;

      WHEREAS, McNea is currently Senior Vice President of Business Development, Chief Financial Officer and Corporate Secretary of
IMCX;

     WHEREAS, IMCX desires to contract for Treuhand to provide its services for IMCX and McNea IMCX desire for McNea to discontinue his services as an officer;

     NOW, THEREFORE, it is mutually agreed as follows:


1.   DEFINITIONS:

As used throughout this Agreement, the following shall have the meanings below, unless otherwise indicated:

     1.1 The term "Agreement" means the terms and conditions contained herein, all attached Exhibits hereto, and any other documents made a part of this Agreement or incorporated by reference, including any written amendments which have been signed by the authorized representatives of the parties.
1.2 The term "Confidential Information" means any information as defined in Article 7 of this Agreement.
1.3 The term "Treuhand" means any and all Treuhand employees, agents, and subcontractors supplied by Treuhand to perform services for IMCX.
1.4 The term "IMCX" shall include any successors or assignees of the original IMCX.
1.5 The term "Financing Instrument" shall include any common stock, preferred stock, options, warrants, or convertible debt sold or granted with the intention of creating a cash contribution to IMCX's balance sheet. This shall specifically include, but not be limited to, the exercise of warrants for cash granted to Mueller
Trading Company currently outstanding as of the date of this agreement and any future warrants granted to Mueller Trading
Company during the term of this agreement.
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1.6  The term "Financing Event" shall include any time that a
Financing Instrument results in the actual infusion of cash to IMCX including, but not limited to, the exercise for cash of any warrants held by Mueller Trading Company as of the date of this agreement.
1.7 The term "Financing Entity" shall include any company, partnership, fund, individual or other entity which shall invest or cause money to be invested in IMCX and which Treuhand engaged in the negotiation of such investment. This shall specifically include, but not be limited to, Broad Capital Associates and Mueller Trading Company.

2.   TERM
     2.1 This Agreement shall become effective as of the date first written above, and shall remain in full force and effect until:
          a)   January 31, 1999, or;
          b) The written notice of termination of this Agreement by any party which can occur anytime 210 days after the date of this agreement.
          c) Not withstanding the above, Treuhand's rights to fees when it has identified a Financing Entity, participated in meaningful discussions concerning a Financing Instrument with that Financing Entity and the aforementioned leads to a Financing Event within one year of the termination of this Agreement by either party, shall result in the payment of cash fees and warrants as designated in the Price and Payment section of this Agreement.

3.   PLACE OF PERFORMANCE

     8.1 Treuhand shall perform the Responsibilities primarily at its office in Boulder, Colorado.

4.   PRICE AND PAYMENT

     4.1 For the performance of the Responsibilities described in this Agreement, and in accordance with the requirements of this Agreement, IMCX shall pay to Treuhand the fees in the amounts and on the terms set forth below:
4.2 For the sale of any Financing Instrument which results in a Financing Event, Treuhand shall receive a 4% cash fee on the gross proceeds of cash from the Financing Event if such Financing Event occurs on or before February 27, 1998. If such Financing Event occurs after February 27, 1998, a fee of 3% on the gross proceeds shall be paid.
4.3 Treuhand shall also receive warrants to purchase shares in IMCX equal to 2.5% of the dollars raised at the price at which money is raised. For example, one million shares sold at $3.00 would equal 75,000 warrants priced at $3.00.
4.4 All out-of-pocket directly associated with the performance of duties associated with this Agreement including travel, entertainment, printing, slide production, long distance and cellular phone calls.
4.5 For the performance of the Responsibilities described in this Agreement by IMCX, and in accordance with the requirements of this Agreement, McNea shall resign as Senior Vice President of Business Development, Chief Financial Officer and
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Secretary of the Corporation and wave any right or future claim to severance payments (estimated at approximately $70,000) owed to him pursuant to his severance agreement with IMCX.

 5.  TREUHAND RESPONSIBILITY

     5.1  Treuhand shall be responsible to IMCX for all acts related to:

     a) Finding, negotiating and closing on transactions requested by IMCX to raise capital.
     b) Working with IMCX corporate counsel to facilitate legal documentation, SEC documentation and NASDAQ notification and compliance on other related transaction documentation.

6.   IMCX RESPONSIBILITY


                       6.1   IMCX warrants and agrees to:

     a) Provide Treuhand and potential investors with information necessary to reach an investment decision.
     b) Provide for legal and accounting assistance through IMCX's lawyers and accountants in order to facilitate above closings of Financing Events.
     c) Make Treuhand its exclusive agent and negotiator for raising capital and similar services (excluding negotiating mergers, acquisitions or other combinations) for the life of this agreement or upon termination of said agreement.

7.   CONFIDENTIAL INFORMATION

     7.1  In order that Treuhand may perform this Agreement, either party may disclose confidential and proprietary information pertaining to either party's past, present and future activities, including, without limitation, research, development, or business plans, operations or systems; past financial performance and anticipated financial performance in the future; it is further recognized that Treuhand will assist in developing material and information which either party will wish to hold and to be held by Treuhand as confidential and proprietary information of either party (collectively, "Confidential Information"). Accordingly, Treuhand acknowledges that Confidential Information constitutes valuable trade secrets of either party and agrees to use such Confidential Information only in performance of this Agreement;
          7.2  Neither party shall have an obligation with respect
          to any portion of Confidential Information which (a) was
          known to it prior to receipt, directly or indirectly, of
          such portion from the other party, (b) is lawfully
          obtained by either party from a third party under no
          obligation of confidentiality, direct or indirect, or (c)
          is or becomes known or available without any act or
          failure to act by either party.  Neither party shall
          disclose any portion of the Confidential Information to
          any person except those of its employees having a need to
          know such portion in order to accomplish the sole purpose
          stated above.
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          7.3  The parties will use the same care and discretion to
          avoid disclosure of Confidential Information as they use with respect to their own similar information that the parties do not wish to disclose.
          7.4 Either party may disclose Confidential Information to: (i) its employees, agents, subcontractors who have a need to know, or its affiliates, and employees, agents, subcontractors or its affiliates who have a need to know and are on the project team; and (ii) any other party with the nondisclosing party's prior consent.
          7.5 Each party to which Treuhand discloses information shall be bound by a Non-Disclosure Agreement intended to keep all information regarding IMCX confidential.
          7.6 Each party may disclose Confidential Information to the extent required by law. However, each party must give the other party prompt notice.
          7.7 This Section shall survive the termination of this Agreement.

8.   INDEMNIFICATION AND HOLD HARMLESS

     8.1 Either party agrees to defend, indemnify, and hold the other party harmless and its officers, employees, and agents from and against any and all claims, actions, suits, or proceedings of any kind brought against said parties for or on account of any matter arising from any intentional torts or the negligent performance of the services performed by either party and/or their officers, employees, or agents under this Agreement.

9.   COMPLAINTS and ARBITRATION

     9.1  Resolution of Complaints:
          Any dispute or question involving the application, interpretation or performance of this Agreement, shall be settled, if possible, by amicable and informal negotiations, allowing such opportunity as may be appropriate under the circumstances for fact-finding and mediation. However, if any such complaint cannot be resolved in this fashion, said complaint shall be submitted to binding arbitration, following the procedure set forth in Section 9.2 hereof.

     9.2  Arbitration Procedures
          (a)  Either party shall initiate the arbitration process by giving to the other written notice, which shall clearly describe the underlying complaint as to which arbitration is requested.
          (b) The question(s) or dispute(s) shall be referred to arbitration before a panel composed of one arbitrator designated by Treuhand, one arbitrator designated by IMCX and a third arbitrator chosen by the two thus designated. In the event that the agreement ads to the third arbitrator cannot be reached within fourteen (14) days from the date that arbitration was requested, the third arbitrator shall be drawn by lot by a representative of Treuhand from two candidates, one nominated by IMCX and one by Treuhand, respectively.
          (c) The panel of arbitrators shall determine the question(s) or dispute(s) referred to them as expeditiously as possible in accordance with the procedures of the American Arbitration Association for the handling of such matters, except as such procedures may conflict with applicable state laws, It is understood and agreed that, as to the substantive issues submitted to arbitration, the panel of arbitrators is not bound by any rules, principles or interpretations of law in their
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            resolution.  In all cases, the decision of the panel of
            arbitrators shall be final and binding upon the parties, and judgment on the award of the arbitration panel may be entered in any court of competent jurisdiction.
            The costs of the arbitration will be borne by the party or parties against whom any decision is rendered.

10.  HEADINGS

     10.1 Headings used in this agreement are for convenience of reference only and shall not be construed as altering the meaning of an Article or this Agreement.


11.  APPLICABLE LAW

     11.1 This Agreement shall be interpreted, construed and governed by the laws of the State of Colorado, without regard to conflict of law provisions.

12.  SURVIVAL

     12.1 All obligations, which by their nature survive the expiration, cancellation or termination of this Agreement, shall remain in effect after its expiration, termination or cancellation.

13.  SEVERABILITY

     13.1 If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining terms shall not be affected. The Agreement shall be interpreted as if the illegal, invalid or unenforceable provision had not been included in it, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the Parties underlying the invalid or unenforceable provision.


14.  NOTICES

     14.1 Under this Agreement, if one party is required to give notice to the other, such notice shall be deemed given five (5) days after being deposited in the U.S. Mail, First Class Postage Pre-Paid and addressed as follows (or as subsequently noticed to the other party): Treuhand, c/o Blair William McNea, President, 1020 Poplar Avenue, Boulder, Colorado 80304. IMCX, Dennis Hefter, President and COO, 400 South Colorado, Blvd, Suite 500, Denver, Colorado 80222.


15.  ASSIGNMENTS

     15.1 Rights to this contract may not be assigned by Treuhand to any third party with the written consent of the IMCX, except to a person which currently (as of October 27,
          1997) controls in excess of 51% of Treuhand common stock.
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     15.2 In the event that the IMCX is acquired by, merged with, or sells substantially all of its assets to another person or entity (a "Successor Entity"), IMCX shall have the right to assign and convey all of its rights and obligations under this agreement to the Successor Entity, provided Treuhand is given written notice.

16.  SIGNING AUTHORITY

     16.1 The undersigned represent and warrant that they have the legal capacity and authority to enter into this Agreement.
17.  GENERAL AGREEMENT

     17.1 This Agreement constitutes the entire understanding of the Parties, and supersedes all prior or contemporaneous written and oral agreements, with respect to the subject matter. This Agreement may not be modified or amended except in writing signed by both Parties. Any person not a Party to this Agreement shall not have any interest or be deemed a third-party beneficiary to this Agreement. Both parties acknowledge that they will be engaged in lengthy and protracted efforts to position IMCX for a private placement or public offering of its shares. Such activities require the clearance of regulatory approval. Such clearance is often contingent upon the proper structure of agreements. Should corporate counsel designate that changes to the above agreement should be made to meet such requirements, both parties agree to make such changes, and to do so in a way which does not have a materially negative impact on either party, based on the terms and conditions of this Agreement.

ImageMatrix Corporation                 Treuhand Inc.

By:  /s/ Gerald E. Henderson       By: /s/ Blair W. McNea
    ------------------------          --------------------
      Signature                        Signature

   Gerald E. Henderson             Blair W. McNea
-------------------------          ------------------------
        Name                            Name

Chief Executive Officer            President
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 Title                              Title

October 31, 1997                   October 31, 1997
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Date Signed                        Date Signed